EXHIBIT 99.1

MONACO COACH CORPORATION REPORTS

THIRD QUARTER RESULTS

COBURG, Oregon – October 28, 2005 - Monaco Coach Corporation (NYSE: MNC), one of the leading manufacturers of motorized and towable recreational vehicle products, today reported results for the third quarter ended October 1, 2005.  Revenues for the third quarter were $297 million, approximately 17% lower than last year’s third quarter record revenues of $358 million.  The third quarter loss of $6 million or 20 cents per share, included a $1.5 million pre-tax cost associated with the relocation of Beaver manufacturing and a $1.6 million net of tax charge related to the discontinued operations of the Royale Coach bus conversion facility.  This compares to net income of $7.4 million, or 25 cents per share for the third quarter of 2004.  Third quarter 2005 motorhome sales totaled 1,500 units, towable sales totaled 1,287 units, and FEMA sales totaled 680 units, for a total of 3,467.

For the nine months ended October 1, 2005, earnings per share, on a diluted basis were break-even compared to $1.04 per share for the same period last fiscal year. Revenues for the nine months ended October 1, 2005 were $930 million, a 12.6% decrease from $1.06 billion for the first nine months of 2004.  Net income for the nine months ended October 1, 2005 was $115 thousand, compared to $31.3 million earned for the comparable period in 2004.  Unit sales of Monaco Coach Corporation products for the nine months ended October 1, 2005 totaled 9,303 units.  Nine-month motorhome sales totaled 4,904 units, nine-month towable recreational vehicles totaled 3,719 units and nine-month FEMA units totaled 680 units.

“I am disappointed that our track record of 48 straight quarters of profitability since becoming a public company was disrupted,” said Kay Toolson, Monaco Coach Chairman and CEO.  “The quarter was impacted by a variety of events including the difficult wholesale markets, and the start-up of our Franchise for the Future initiative, which we believe going forward should create a more consistent retail and wholesale demand for our products at dealer lots.  Additionally, we feel we have made the appropriate responses in our business, including our announced reduction in workforce and additional cost saving measures.  We continue to believe in the compelling demographic trends for this industry and will strive to continue manufacturing the highest quality RV’s for our owners.”

“We have continued to focus on managing our production run-rates which has resulted in maintaining the overall integrity of the balance sheet,” said John Nepute, Monaco Coach President.  “Although the financial consequences were tough, our 2005 model year incentive promotions have helped move products off our dealer’s lots which should bode well for us and our dealer partners in the future.  The class A motorhome market however remains fiercely competitive.”

Recreational Vehicle Segment

The RV segment reported sales of $289 million during the third quarter, down 18% from $353 million during the third quarter of 2004. Third quarter 2005 motorhome sales of 1500 units were down 28.9% compared to third quarter 2004, and third quarter towable sales of 1,287 units were up 2.6% compared to third quarter of 2004.

The RV segment reported gross profit of $20 million, or 6.8% of sales in the third quarter of 2005, compared to $41 million or 11.7% of sales in the third quarter of 2004.  “The motorized market has been tough across the board, but particularly in the low-end diesel and high-end gas markets,” said Mike Snell Vice President of Sales and Marketing for Monaco Coach.

Net sales for the RV segment in the first nine months of 2005 were $905 million, a 13.7% decline from $1 billion last year.  Gross profit for the first nine months of 2005 declined to $77 million or 8.5% of sales versus 12.0% of sales and $126 million last year.

 “Over the past few quarters, we have placed an emphasis on increasing sales of our towable products, and we are pleased that our eight month retail towable units sold were up 23%, excluding the FEMA units,” said Mike Snell.  “The market response to our lighter-weight, less expensive travel trailers and toy-haulers has been excellent.

Our Franchise for the Future program has had a very strong reception, with virtually all of our dealers signed up for the program.  Monaco, Holiday Rambler, Beaver and Safari motorhomes will now be highlighted in distinctive areas at the majority of dealer lots by name, logo and key benefits, differentiating the value of Monaco Coach’s products from the competition.”

Motorhome Resorts Segment

“The motorhome resorts part of our business continues to be strong,” said Nepute. “Demand for quality RV Resorts remains robust in the Southern California and Las Vegas areas.”

Sales for the third quarter were $8 million up from $4.5 million for the third quarter of 2004.  Gross profit for the segment was $5 million, up from $2 million for the same period last year.

Through the first nine months of 2005, the motorhome resorts segment reported sales of $25.7 million, up from sales of $16.8 million during the first nine months of 2004.  Gross profit for the segment increased to $16.6 million, up from $7 million for the first nine months of 2004.

Financial Results and Outlook

“The results for the quarter were primarily impacted by lower than expected sales,” said Monaco Coach Vice President and Chief Financial Officer, Marty Daley.  “This was largely the result of holding the line on discounting prices at the end of the quarter.  In addition, the lower corresponding level of production resulted in higher indirect and selling, general and administrative expenses as a percentage of sales.   Also, retail promotions were increased significantly during the quarter, both sequentially and year-over-year, to assist in the sales of 2005 products from our dealer’s lots.

We expect to generate fourth quarter revenues of approximately $300 million - $ 310 million,” said Daley.   “At that level of sales, combined with implemented cost saving initiatives, the Company’s financial results should be near break-even.”

“Looking at the year ahead, we anticipate fiscal 2006 will remain somewhat challenging, in particular the first half of the year,” said Daley.  “We expect sales levels to be approximately $1.275 billion to $1.325 billion for the year.  Even with the uncertain retail markets we believe our dealer inventory is in good shape and wholesale sales should approximate retail sales in 2006.  Consolidated gross profit margin should range between 11.0% and 11.3% and selling, general, and administrative expenses will range between 8.75% and 9%.”

Monaco Coach Corporation will conduct a conference call in conjunction with this news release at 2:00 p.m. Eastern on Friday, October 28, 2005.  Members of the news media, investors, and the general public are invited to access a live broadcast of the conference call via the Investor Relations page of the Company’s website at www.monaco-online.com .  The conference call will be archived and available for replay for the next 90 days.

Headquartered in Coburg, Oregon, with additional manufacturing facilities in Indiana, Monaco Coach Corporation employs more than 5,200 people and is one of the nation’s leading manufacturers of recreational vehicles. The Company offers entry-level priced towable RVs up to custom made luxury recreational vehicle models under the Monaco, Holiday Rambler, Safari, Beaver and McKenzie brand names. For additional information about Monaco Coach Corporation, please visit www.monaco-online.com.

The statements above regarding the Company’s expectations for the  “Franchise for the Future” program, demand for RV Resorts and forecasts for fourth quarter and fiscal 2006 revenues, gross margin and expenses are forward-looking statements based on current information and expectations and involve a number of risks and uncertainties.  A number of factors could cause actual results to differ materially from these statements, including slower than anticipated sales of new and existing products, the availability of floorplan financing for the Company’s dealers, further discounting by manufacturers, a general slowdown in the economy, deterioration of consumer confidence, oil and fuel supply and price increases, new product introductions by competitors, a loss of dealers or deterioration in the relationships with dealers. Please refer to the Company’s SEC reports, including but not limited to the most recent Form 10-Q, the annual report on Form 10-K for 2004, and the 2004 Annual Report to Shareholders for additional factors. These filings can be accessed over the Internet at www.sec.gov.

MONACO COACH CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited: dollars in thousands)

	January 1, 2005	October 1, 2005
ASSETS
Current assets:
Trade receivables, net	$127,380	$99,376
Inventories	169,777	178,437
Resort lot inventory	7,315	7,887
Prepaid expenses	5,190	4,450
Income taxes receivable	0	5,144
Deferred income taxes	33,188	32,797
Total current assets	342,850	328,091

Property, plant, and equipment, net	141,563	143,062
Debt issuance costs net of accumulated amortization of $661 and $636, respectively	571	480
Goodwill	55,254	55,254
Total assets	$540,238	$526,887

LIABILITIES
Current liabilities:
Book overdraft	$1,587	$2,888
Line of credit	34,062	12,715
Accounts payable	79,072	87,666
Product liability reserve	20,233	19,676
Product warranty reserve	32,369	29,279
Income taxes payable	2,087	0
Accrued expenses and other liabilities	31,533	38,677
Total current liabilities	200,943	190,901

Deferred income taxes	19,679	20,193
Total liabilities	220,622	211,094

STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value; 1,934,783 shares authorized, no shares outstanding
Common stock, $.01 par value; 50,000,000 shares authorized, 29,425,787 and 29,557,074 issued and outstanding, respectively	294	296
Additional paid-in capital	57,454	58,826
Retained earnings	261,868	256,671
Total stockholders’ equity	319,616	315,793

Total liabilities and stockholders’ equity	$540,238	$526,887

MONACO COACH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited: dollars in thousands, except share and per share data)

	Quarter Ended		Nine-Months Ended
	October 2, 2004	October 1, 2005	October 2, 2004	October 1, 2005

Net sales	$357,762	$296,953	$1,064,756	$930,278
Cost of sales	314,335	272,334	931,830	836,776
Gross profit	43,427	24,619	132,926	93,502

Selling, general, and administrative expenses	30,805	30,514	81,733	86,451
Plant relocation costs	0	1,480	0	3,832
Operating income (loss)	12,622	(7,375)	51,193	3,219

Other income, net	43	15	256	155
Interest expense	(370)	(271)	(1,147)	(943)
Income (loss) before income taxes and discontinued operations	12,295	(7,631)	50,302	2,431

Provision for income taxes, continuing operations	4,709	(3,227)	18,869	458

Loss from discontinued operations, net of tax provision	(150)	(1,559)	(126)	(1,858)

Net income (loss)	$7,436	$(5,963)	$31,307	$115

Earnings per common share:
Basic from continuing operations	$0.26	$(0.15)	$1.07	$0.06
Basic from discontinued operations	(0.01)	(0.05)	0.00	(0.06)
Basic	$0.25	$(0.20)	$1.07	$0.00

Diluted from continuing operations	$0.25	$(0.15)	$1.04	$0.06
Diluted from discontinued operations	0.00	(0.05)	0.00	(0.06)
Diluted	$0.25	$(0.20)	$1.04	$0.00

Weighted average common shares outstanding:
Basic	29,410,086	29,545,315	29,354,598	29,502,539
Diluted	29,962,722	29,868,628	29,981,063	29,862,363

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MONACO COACH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited: dollars in thousands)

	Nine Months Ended
	October 2, 2004	October 1, 2005

Increase (Decrease) in Cash:

Cash flows from operating activities:
Net income from continuing operations	$31,433	$1,973
Adjustments to reconcile net income to net cash (used) provided by operating activities:
Loss on sale of assets	240	12
Depreciation and amortization	8,006	7,764
Deferred income taxes	832	905
Changes in working capital accounts:
Trade receivables, net	(40,134)	29,372
Inventories	(32,314)	(4,891)
Resort lot inventory	5,737	1,219
Prepaid expenses	(2,678)	732
Accounts payable	31,857	11,727
Product liability reserve	(128)	(557)
Product warranty reserve	4,350	(3,025)
Income taxes payable	3,508	(6,612)
Accrued expenses and other liabilities	6,284	6,046
Net cash provided by operating activities	16,993	44,665

Cash flows from investing activities:
Additions to property, plant, and equipment	(7,060)	(11,009)
Proceeds from sale of assets	1,927	72
Net cash used in investing activities	(5,133)	(10,937)

Cash flows from financing activities:
Book overdraft	0	1,301
Payments on lines of credit, net	0	(21,347)
Payments on long-term notes payable	(11,250)	0
Debt issuance costs	(66)	(39)
Dividends paid	(4,404)	(5,312)
Issuance of common stock	1,912	1,374
Net cash used by financing activities	(13,808)	(24,023)

Net change in cash	(1,948)	9,705
Net cash used by discontinued operations	(2,712)	(9,705)
Cash at beginning of period	13,066	0
Cash at end of period	$8,406	$0

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Monaco Coach Corporation

Segment Reporting

Results of Consolidated Operations

	Quarter Ended Oct. 2, 2004	% of Sales	Quarter Ended Oct. 1, 2005	% of Sales	Nine-Months Ended Oct. 2, 2004	% of Sales	Nine-Months Ended Oct. 1, 2005	% of Sales
Net Sales	$357,762	100.00%	$296,953	100.00%	$1,064,756	100.00%	$930,278	100.00%
Cost of Sales	314,335	87.86%	272,334	91.71%	931,830	87.52%	836,776	89.95%
Gross Profit	43,427	12.14%	24,619	8.29%	132,926	12.48%	93,502	10.05%

Selling, General and
Administrative Expenses	30,805	8.61%	30,514	10.28%	81,733	7.68%	86,451	9.29%

Plant Relocation Costs	0	0.00%	1,480	0.50%	0	0.00%	3,832	0.41%

Operating Income (Loss)	12,622	3.53%	(7,375)	-2.48%	51,193	4.81%	3,219	0.35%

Other Income and Interest Expense	327	0.09%	256	0.09%	891	0.08%	788	0.08%
Income Before Income Taxes	12,295	3.44%	(7,631)	-2.57%	50,302	4.72%	2,431	0.26%

Income Taxes	4,709	1.32%	(3,227)	-1.09%	18,869	1.77%	458	0.05%

Net Income (Loss) from Continuing
Operations	7,586	2.12%	(4,404)	-1.48%	31,433	2.95%	1,973	0.21%
Loss from Discontinued Operations, Net of Tax Provision	(150)	-0.04%	(1,559)	-0.52%	(126)	-0.01%	(1,858)	-0.20%
Net Income (Loss)	$7,436	2.08%	$(5,963)	-2.01%	$31,307	2.94%	$115	0.01%

Recreational Vehicle Segment

	Quarter Ended Oct. 2, 2004	% of Sales	Quarter Ended Oct. 1, 2005	% of Sales	Nine-Months Ended Oct. 2, 2004	% of Sales	Nine-Months Ended Oct. 1, 2005	% of Sales
Net Sales	$353,288	100.00%	$289,002	100.00%	$1,047,924	100.00%	$904,577	100.00%
Cost of Sales	311,918	88.29%	269,357	93.20%	922,105	87.99%	827,627	91.49%
Gross Profit	41,370	11.71%	19,645	6.80%	125,819	12.01%	76,950	8.51%

Selling, General and
Administrative Expenses	16,602	4.70%	19,594	6.78%	41,811	3.99%	66,786	7.38%
Corporate Overhead Allocation	12,066	3.42%	8,279	2.86%	33,203	3.17%	12,523	1.38%
Plant Relocation Costs	0	0.00%	1,480	0.51%	0	0.00%	3,832	0.42%
Operating Income (Loss)	$12,702	3.60%	$(9,708)	-3.36%	$50,804	4.85%	$(6,191)	-0.68%

Motorhome Resorts Segment

	Quarter Ended Oct. 2, 2004	% of Sales	Quarter Ended Oct. 1, 2005	% of Sales	Nine-Months Ended Oct. 2, 2004	% of Sales	Nine-Months Ended Oct. 1, 2005	% of Sales
Net Sales	$4,474	100.00%	$7,951	100.00%	$16,832	100.00%	$25,701	100.00%
Cost of Sales	2,417	54.02%	2,977	37.44%	9,725	57.78%	9,149	35.60%
Gross Profit	2,057	45.98%	4,974	62.56%	7,107	42.22%	16,552	64.40%

Selling, General and
Administrative Expenses	796	17.79%	1,721	21.65%	3,029	18.00%	5,751	22.38%
Corporate Overhead Allocation	1,341	29.97%	920	11.57%	3,689	21.92%	1,391	5.41%
Operating Income (Loss)	$(80)	-1.78%	$2,333	29.34%	$389	2.31%	$9,410	36.61%

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